CAPITOL SERIES TRUST

Amendment No. 1 to By-Laws

The undersigned, being the President and Chief Executive Officer of Capitol Series Trust (the “Trust”), hereby certifies that the following resolutions were adopted by the sole initial Trustee by written consent on November 15, 2013:

Resolved that pursuant to Section 13.1 of the Trust’s By-Laws, I hereby amend in its entirety Section 10.1 of the By-Laws to read as follows:

“10.1 General. The Trust shall at all times employ a bank, trust company, or registered broker-dealer having capital, surplus and undivided profits of at least Five Hundred Thousand Dollars ($500,000) as custodian of the capital assets of the Trust (the “Custodian”). The Custodian shall be compensated for its services by the Trust and upon such basis as shall be agreed upon from time to time between the Trust and the Custodian.”

Further Resolved that the above paragraph shall supersede and take the place of the existing Section 10.1 of the By-Laws.

This document shall have the status of an amendment to said By-Laws.

Date: November 18, 2013	/s/ Matthew J. Miller
Matthew J. Miller, President and CEO